EXHIBIT 23.2

KLJ & Associates, LLP Certified Public Accountants
Phone (630) 277-2330
5201 Eden Avenue, Suite 300
Edina, MN 55436
www.kljassoc.com

December 15, 2015

To the Board of Directors

  of Parks! America, Inc.

Pine Mountain, Georgia

Consent Of Independent Registered Public Accounting Firm

KLJ & Associates, LLP, hereby consents to the use in the Form 10-K for the year ended September 27, 2015, pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Parks! America, Inc. of our report (the “Report”) dated December 11, 2014, relating to the consolidated financial statements of Parks! America, Inc. and Subsidiaries as of and for the year ended September 28, 2014.

Sincerely,

/s/ KLJ & Associates, LLP

KLJ & Associates, LLP

Edina, Minnesota